SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. __)*



                                 i3 Mobile, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   465713-10-5
                    ----------------------------------------
                                 (CUSIP Number)



                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     [ ] Rule 13d-1(b)

                     [ ] Rule 13d-1(c)

                     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of __ Pages


NY2:\1014148\02\LQ$S02!.DOC\47660.0249

----------------------------------------------------                                             ---------------------------
               CUSIP No. 465713-10-5                                        13G                     Page 2 of __ Pages
----------------------------------------------------                                             ---------------------------
---------------- -----------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                       GE Capital Equity Investments, Inc.
                     06-1268495
---------------- -----------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)    [ ]
                                                                                                         (b)    [X]
---------------- -----------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -----------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   631,250
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   631,250
---------------- -----------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     631,250
---------------- -----------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
---------------- -----------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     2.8%
---------------- -----------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- -----------------------------------------------------------------------------------------------------------




                               Page 2 of __ Pages

----------------------------------------------------                                             ---------------------------
               CUSIP No. 465713-10-5                                        13G                     Page 3 of __ Pages
----------------------------------------------------                                             ---------------------------

---------------- -----------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      General Electric Capital Corporation
                     13-1500700
---------------- -----------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)    [ ]
                                                                                                         (b)    [X]
---------------- -----------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -----------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   631,250 (includes all shares beneficially owned by GE
                                                   Capital Equity Investments, Inc.)
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   631,250 (includes all shares beneficially owned by GE
                                                   Capital Equity Investments, Inc.)
---------------- -----------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 631,250 (includes all shares beneficially owned by GE Capital
                 Equity Investments, Inc.)
---------------- -----------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
---------------- -----------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     2.8%
---------------- -----------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- -----------------------------------------------------------------------------------------------------------




                               Page 3 of __ Pages

----------------------------------------------------                                             ---------------------------
               CUSIP No. 465713-10-5                                        13G                     Page 4 of __ Pages
----------------------------------------------------                                             ---------------------------

---------------- -----------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     General Electric Capital Services, Inc.
                     06-1109503
---------------- -----------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)    [ ]
                                                                                                         (b)    [X]
---------------- -----------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -----------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
---------------- -----------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     Beneficial ownership of all shares is disclaimed by General
                     Electric Capital Services, Inc.
---------------- -----------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
---------------- -----------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
---------------- -----------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- -----------------------------------------------------------------------------------------------------------




                               Page 4 of __ Pages

----------------------------------------------------                                             ---------------------------
               CUSIP No. 465713-10-5                                        13G                     Page 5 of __ Pages
----------------------------------------------------                                             ---------------------------

---------------- -----------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     General Electric Company
                     14-0689340
---------------- -----------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)    [ ]
                                                                                                         (b)    [X]
---------------- -----------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -----------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
---------------- -----------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     Beneficial ownership of all shares is disclaimed by General
                     Electric Company.
---------------- -----------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
---------------- -----------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
---------------- -----------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO; HC
---------------- -----------------------------------------------------------------------------------------------------------




                               Page 5 of __ Pages

----------------------------------------------------                                             ---------------------------
               CUSIP No. 465713-10-5                                        13G                     Page 6 of __ Pages
----------------------------------------------------                                             ---------------------------

---------------- -----------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     CNBC.com LLC
                     13-40888958
---------------- -----------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)    [ ]
                                                                                                         (b)    [X]
---------------- -----------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -----------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   10,000
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   10,000
---------------- -----------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     10,000
---------------- -----------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
---------------- -----------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     0.0%
---------------- -----------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     OO
---------------- -----------------------------------------------------------------------------------------------------------



                               Page 6 of __ Pages

----------------------------------------------------                                             ---------------------------
               CUSIP No. 465713-10-5                                        13G                     Page 7 of __ Pages
----------------------------------------------------                                             ---------------------------

---------------- -----------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     NBC Interactive Media, Inc.
                     13-4093323
---------------- -----------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)    [ ]
                                                                                                         (b)    [X]
---------------- -----------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -----------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   631,249
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   631,249
---------------- -----------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     631,249
---------------- -----------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
---------------- -----------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     2.8%
---------------- -----------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- -----------------------------------------------------------------------------------------------------------





                               Page 7 of __ Pages

----------------------------------------------------                                             ---------------------------
               CUSIP No. 465713-10-5                                        13G                     Page 8 of __ Pages
----------------------------------------------------                                             ---------------------------

---------------- -----------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                       National Broadcasting Company, Inc.
                     14-1682529
---------------- -----------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)    [ ]
                                                                                                         (b)    [X]
---------------- -----------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -----------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   641,249 (includes all shares beneficially owned by
                                                   CNBC.com LLC and NBC Interactive Media, Inc.)
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   641,249 (includes all shares beneficially owned by
                                                   CNBC.com LLC and NBC Interactive Media, Inc.)
---------------- -----------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                   641,249 (includes all shares beneficially owned by
                                                   CNBC.com LLC and NBC Interactive Media, Inc.)
---------------- -----------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
---------------- -----------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     2.8%
---------------- -----------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- -----------------------------------------------------------------------------------------------------------




                               Page 8 of __ Pages

----------------------------------------------------                                             ---------------------------
               CUSIP No. 465713-10-5                                        13G                     Page 9 of __ Pages
----------------------------------------------------                                             ---------------------------

---------------- -----------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     National Broadcasting Company Holding, Inc.
                     13-3448662
---------------- -----------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)    [ ]
                                                                                                         (b)    [X]
---------------- -----------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -----------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- -----------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
---------------- -----------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     Beneficial ownership of all shares is disclaimed by
                     National Broadcasting Company Holding, Inc.
---------------- -----------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
---------------- -----------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
---------------- -----------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- -----------------------------------------------------------------------------------------------------------





                               Page 9 of __ Pages

ITEM 1(A).  NAME OF ISSUER:

           i3 Mobile, Inc., a Delaware corporation (the "Issuer")

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           181 Harbor Drive, Stamford, Connecticut  06902

ITEM 2(A).  NAME OF PERSON FILING:

           This statement is being filed by each of:

                     GE Capital Equity Investments, Inc. ("GECEI") General Electric Capital Corporation ("GE Capital") General Electric Capital Services, Inc. ("GECS")

                     CNBC.com LLC ("CNBCCOM")
                     NBC Interactive Media, Inc. ("NBCIM")
                     National Broadcasting Company, Inc. ("NBC")
                     National Broadcasting Company Holding, Inc. ("NBCH")

                     General Electric Company ("GE")

           GECEI is a wholly-owned subsidiary of GE Capital; GE Capital is a subsidiary of GECS; and GECS is a wholly-owned subsidiary of GE. CNBCCOM is a majority-owned subsidiary of NBC; NBCIM is a wholly-owned subsidiary of NBC; NBC is a wholly-owned subsidiary of NBCH; and NBCH is a wholly-owned subsidiary of GE.

           GECEI, GE Capital, GECS, CNBCCOM, NBCIM, NBC, NBCH and GE are referred to herein collectively as the "Reporting Persons".

           An agreement among the Reporting Persons that this statement be filed on behalf of each of them is attached hereto as Exhibit 1.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The principal business office of GECEI is located at 120 Long Ridge Road, Stamford, Connecticut 06927. The principal business offices of GE Capital and GECS are located at 260 Long Ridge Road, Stamford, Connecticut 06927. The principal business office of CNBCCOM is located at 2200 Fletcher Avenue, Fort Lee, New Jersey 07024. The principal business offices of NBCIM, NBC and NBCH are located at 30 Rockefeller Plaza, New York, New York 10112. The principal business office of GE is located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

ITEM 2(C).  CITIZENSHIP:

           Each of GECEI, GECS, NBCIM, NBC and NBCH is a Delaware corporation. Each of GE Capital and GE is a New York corporation. CNBCCOM is a Delaware limited liability company.

ITEM 2(D).  TITLE AND CLASS OF SECURITIES:

           Common stock, $.01 par value per share, of the Issuer (the "Common Stock")

ITEM 2(E).  CUSIP NUMBER:

           465713-10-5


                              Page 10 of __ Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

           (a)   [  ]      Broker or dealer registered under Section 15 of the
                           Exchange Act

           (b)   [  ]      Bank as defined in Section 3(a)(6) of the Exchange
                           Act

           (c)   [  ]      Insurance company as defined in Section 3(a)(19) of
                           the Exchange Act

           (d)   [  ]      Investment company registered under Section 8 of the
                           Investment Company Act

           (e)   [  ]      An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E)

           (f)   [  ]      An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F)

           (g)   [  ]      A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G)

           (h)   [  ]      A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act

           (i)   [  ]      A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act

           (j)   [  ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

           If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.  OWNERSHIP.

           (a) The responses of the Reporting Persons to Row (9) of the cover pages of this statement on Schedule 13G are incorporated herein by reference. The shares of Common Stock beneficially owned by CNBCCOM are represented by a warrant that is currently exercisable.

           (b) The responses of the Reporting Persons to Row (11) of the cover pages of this statement on Schedule 13G are incorporated herein by reference. As of December 31, 2000, GECEI, GE Capital, CNBCCOM, NBCIM and NBC beneficially owned in the aggregate 1,272,499 shares of Common Stock, representing approximately 5.6% of the Common Stock (based on the number of shares outstanding as of October 25, 2000, as reported in the Issuer's Form 10-Q for the quarterly period ended September 30, 2000), determined in accordance with Rule 13d-3(d)(1).

           (c) The responses of the Reporting Persons to Rows (5) through (8) of the cover pages of this statement on Schedule 13G are incorporated herein by reference.

           GECEI and GE Capital disclaim beneficial ownership of the shares of Common Stock beneficially owned by CNBCCOM, NBCIM and NBC. CNBCCOM, NBCIM and NBC disclaim beneficial ownership of the shares of Common Stock beneficially owned by GECEI and GE Capital.

           Neither the filing of this Schedule 13G or any amendment thereto, not anything contained herein is intended as, or should be construed as, an admission that GECS, NBCH or GE is the beneficial owner of any shares of Common Stock.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable.


                              Page 11 of __ Pages

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

           Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.  CERTIFICATION.

           (a)   Not applicable.

           (b)   Not applicable.















                              Page 12 of __ Pages

                                   SIGNATURES


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2001

                              GE CAPITAL EQUITY INVESTMENTS, INC.

                              By: Jonathan K. Sprole
                                 ----------------------------------------------
                                 Name: Jonathan K. Sprole
                                 Title: Managing Director and General Counsel



                              GENERAL ELECTRIC CAPITAL CORPORATION

                              By: Jonathan K. Sprole
                                 ----------------------------------------------
                                 Name: Jonathan K. Sprole
                                 Title: Dept. Operations Manager



                              GENERAL ELECTRIC CAPITAL SERVICES, INC.

                              By: Jonathan K. Sprole
                                 ----------------------------------------------
                                 Name: Jonathan K. Sprole
                                 Title: Attorney-in-fact



                              GENERAL ELECTRIC COMPANY

                              By: Jonathan K. Sprole
                                 ----------------------------------------------
                                 Name: Jonathan K. Sprole
                                 Title: Attorney-in-fact



                              Page 13 of __ Pages

                                CNBC.com LLC

                                By: Elizabeth A. Newell
                                   --------------------------------------------
                                   Name: Elizabeth A. Newell
                                   Title: Assistant Secretary



                                NBC INTERACTIVE MEDIA, INC.

                                By: Elizabeth A. Newell
                                   --------------------------------------------
                                   Name: Elizabeth A. Newell
                                   Title: Secretary



                                NATIONAL BROADCASTING COMPANY, INC.

                                By: Elizabeth A. Newell
                                   --------------------------------------------
                                   Name: Elizabeth A. Newell
                                   Title: Assistant Secretary



                                NATIONAL BROADCASTING COMPANY HOLDING, INC.

                                By: Elizabeth A. Newell
                                   --------------------------------------------
                                   Name: Elizabeth A. Newell
                                   Title: Assistant Secretary







                              Page 14 of __ Pages

                                  EXHIBIT INDEX



         Exhibit No.                            Description
         -----------                            -----------

              1 Joint Filing Agreement, dated February 12, 2001, among GECEI, GE Capital, GECS, GE, CNBCCOM, NBCIM, NBC and NBCH

              2 Power of Attorney appointing Jonathan K. Sprole as agent and attorney-in-fact for GECS, dated February 22, 2000

              3 Power of Attorney appointing Jonathan K. Sprole as agent and attorney-in-fact for GE, dated February 22, 2000













                              Page 15 of __ Pages